Exhibit 99.1

Contact:	Mark A. Kopser
Senior Vice President and Chief Financial Officer
or
Richard J. Sirchio
Treasurer and Vice President/Investor Relations
(972) 713-3500
UNITED SURGICAL PARTNERS INTERNATIONAL
ANNOUNCES FOURTH QUARTER AND YEAR-END RESULTS
Continuing Operations Highlights:
•	Year 2005
•	Net income increased 40%

•	Earnings per share increased 38%

•	Added 13 facilities

•	Cash flows from operating activities increased 32%
•	Fourth Quarter 2005
•	Net income increased 32%

•	Earnings per share increased 29%

•	Operating income margin increased 210 basis points
•	Acquisition of 40 facilities announced in January 2006
Dallas, Texas (February 21, 2006) — United Surgical Partners International, Inc. (NASDAQ/NM:USPI) today announced results for the fourth quarter and year ended December 31, 2005. Due to the sale of the Company’s Spanish operations in September 2004, all results of operations referenced in this press release reflect only continuing operations, and earnings per share numbers have been adjusted and restated for the Company’s three-for-two stock split, which was effective July 15, 2005.
     For the fourth quarter ended December 31, 2005, net revenues were $117.3 million, up 8% from $108.6 million in the prior year period. Net income for the fourth quarter increased 32% to $12.3 million, or $0.27 per diluted share, compared with $9.4 million, or $0.21 per diluted share, for the prior year period.
     Cash flows from operating activities for the fourth quarter totaled $15.2 million compared with $12.5 million for the prior year period. During the fourth quarter, the Company invested approximately $2.9 million in maintenance capital expenditures and an additional $6.5 million to expand existing facilities.
     The Company’s operating income for the fourth quarter increased 17% over the prior year period to $33.5 million, and the operating income margin increased 210 basis points to 28.5% as compared with 26.4% in the prior year period.
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USPI Announces Fourth Quarter and Year-End 2005 Results

February 21, 2006
     For the year ended December 31, 2005 net revenues were $474.7 million, up 22% from $389.5 million in the prior year period. Net income for the year ended December 31, 2005, increased 40% to $47.1 million, or $1.05 per diluted share, compared with $33.6 million, or $0.76 per diluted share, for the prior year period, excluding a $1.1 million prior year charge relating to the early termination of debt.
     Cash flows from operating activities for the year ended December 31, 2005, totaled $107.9 million compared with $81.8 million for the prior year period. During the year ended December 31, 2005, the Company invested approximately $18.5 million in maintenance capital expenditures and an additional $12.5 million to expand existing facilities.
     The Company’s operating income for the year increased 26% over 2004 to $134.9 million and the operating income margin increased by 80 basis points to 28.4% as compared with 27.6% in 2004.
     Commenting on the results, William H. Wilcox, United Surgical Partners International’s chief executive officer, said, “We are pleased that the Company achieved its fifth consecutive year of greater than 30% earnings per share growth. With the announcement of the addition of 40 facilities in 2006, many of which are in markets where we or our partners already operate, we are optimistic about our strategic position and growth prospects.”
     As announced in January 2006, the Company made its initial entry into the St. Louis market through the acquisition of five facilities. The Company also announced that it expects to complete the acquisition of four additional St. Louis area facilities at mid-year. In late January, the Company announced the signing of an agreement to acquire Surgis, Inc., which operates 24 facilities and has an additional seven under development. These centers are a strategic fit for USPI as 20 of the centers are in markets where USPI or one of its health system partners already operates.
     The Company expects to update earnings guidance with the first quarter 2006 earnings release to reflect recent acquisition activity. Assuming the completion of the transactions referenced above, the Company expects to add 40 to 45 new facilities in 2006. Currently, the Company has 13 facilities under development, of which four are currently under construction. Of the 13 facilities under development, all are in partnership with not-for-profit health systems.
     The live broadcast of United Surgical Partners International’s fourth quarter and year-end 2005 conference call will begin at 11:00 a.m. Eastern Time on February 22, 2006. A 30-day online replay will be available approximately an hour following the conclusion of the live broadcast. A link to these events can be found on the Company’s website at www.unitedsurgical.com or at www.earnings.com.
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USPI Announces Fourth Quarter and Year-End 2005 Results

February 21, 2006
     United Surgical Partners International, headquartered in Dallas, Texas, currently has ownership interests in or operates 104 surgical facilities. Of the Company’s 101 domestic facilities, 67 are jointly owned with not-for-profit healthcare systems. The Company also operates three facilities in London, England.
     The above includes forward-looking statements based on current management expectations. Numerous factors exist that may cause results to differ from these expectations. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) reduction in reimbursement from payors to healthcare providers; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) geographic concentrations of certain of the Company’s operations; (iv) risks associated with the Company’s acquisition and development strategies; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature of the healthcare business; and (vii) those risks and uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission. Therefore, the Company’s actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
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USPI Announces Fourth Quarter and Year-End 2005 Results

February 21, 2006
UNITED SURGICAL PARTNERS
INTERNATIONAL, INC.
Unaudited Condensed Consolidated Statements of Income
(in thousands, except per share data and number of facilities)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004

Revenues	$117,297	$108,635	$474,741	$389,530

Equity in earnings of unconsolidated affiliates	6,777	4,545	23,998	18,626

Operating expenses:
Salaries, benefits and other employee costs	30,484	28,359	121,733	100,333
Medical services and supplies	21,292	18,795	84,695	64,671
Other operating expenses	21,474	20,482	86,245	72,958
General and administrative expenses	7,027	7,142	30,275	27,493
Provision for doubtful accounts	1,810	2,335	9,518	8,159
Depreciation and amortization	8,506	7,386	31,406	27,209

Total operating expenses	90,593	84,499	363,872	300,823

Operating income	33,481	28,681	134,867	107,333
Interest expense, net	(5,692)	(5,623)	(23,253)	(25,129)
Loss on early termination of credit facility	—	—	—	(1,635)
Other	(4)	42	533	247

Income before minority interests	27,785	23,100	112,147	80,816
Minority interests in income of consolidated subsidiaries	(9,026)	(8,884)	(38,835)	(30,441)

Income from continuing operations before income taxes	18,759	14,216	73,312	50,375
Income tax expense	(6,435)	(4,865)	(26,173)	(17,867)

Income from continuing operations	12,324	9,351	47,139	32,508
Discontinued operations, net of tax	(52)	(673)	155	53,667

Net income	$12,272	$8,678	$47,294	$86,175

Earnings per diluted share:
Continuing operations	$0.27	$0.21	$1.05	$0.74
Discontinued operations	—	(0.01)	—	1.22

Total	$0.27	$0.20	$1.05	$1.96

Shares used in computing diluted earnings per share	45,278	44,132	44,977	43,948

Supplemental Data:
Facilities operated at period end	99	87 (1)	99	87 (1)

(1)	Excludes the Company’s Spanish facilities, which were sold in September 2004.
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USPI Announces Fourth Quarter and Year-End 2005 Results

February 21, 2006
UNITED SURGICAL PARTNERS
INTERNATIONAL, INC.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	Dec. 31,	Dec. 31,
	2005	2004

ASSETS

Current assets:
Cash and cash equivalents	$130,440	$93,467
Accounts receivable, net of allowance for doubtful accounts of $6,656 and $7,277, respectively	44,501	43,591
Other receivables	10,253	20,293
Inventories	7,819	7,188
Other	20,097	14,428

Total current assets	213,110	178,967

Property and equipment, net	259,016	265,889
Investments in affiliates	100,500	43,402
Intangible assets, net	422,556	402,355
Other	33,659	31,691

Total assets	$1,028,841	$922,304

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$19,095	$18,048
Accrued expenses and other	87,147	58,425
Current portion of long-term debt	15,922	15,316

Total current liabilities	122,164	91,789

Long-term debt	270,564	273,169
Other liabilities	41,065	34,470

Total liabilities	433,793	399,428

Minority interests	63,998	48,267

Common stockholders’ equity	531,050	474,609

Total liabilities and stockholders’ equity	$1,028,841	$922,304

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USPI Announces Fourth Quarter and Year-End 2005 Results

February 21, 2006
UNITED SURGICAL PARTNERS
INTERNATIONAL, INC.
Supplemental Financial Information
(in thousands, except number of facilities)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004

Earnings per share (EPS) reconciliation:
Diluted EPS from continuing operations	$0.27	$0.21	$1.05	$0.74
Loss on early termination of credit facility	—	—	—	0.02

Diluted EPS from continuing operations, excluding loss on early termination of credit facility	$0.27	$0.21	$1.05	$0.76

Revenue breakout:
Net patient service revenue	$108,516	$99,137	$437,867	$351,071
Management and administrative services revenue	8,516	9,346	35,904	37,642
Other revenue	265	152	970	817

Total revenues	$117,297	$108,635	$474,741	$389,530

Foreign currency exchange rates:
Revenue increase (decrease) due to exchange rate fluctuations	$(1,350)		$(705)

Unconsolidated Facilities(1):
Total revenue	$122,916	$97,878	$443,293	$339,109
Number of facilities	57	44	57	44
(1)	Because these facilities are not consolidated by the Company for financial reporting purposes, their revenues and expenses are not included in the revenues and expenses of United Surgical Partners International. The Company accounts for these facilities under the equity method of accounting; accordingly, the Company reflects its share of the net income of these facilities as equity in earnings of unconsolidated affiliates.

	Nine Months Ended	Year Ended
	September 30, 2005	December 31, 2004

Cash flows from operating activities:
Previously reported	$103,399	$91,540
Reclassification of cash distributions (2)	(10,691)	(9,789)

Revised total	$92,708	$81,751

(2)	For 2005 and prior years, the Company has reclassified cash distributions of its facilities’ earnings as operating activities, where they are netted with the related accruals of equity in earnings of unconsolidated affiliates and minority interests in income of consolidated subsidiaries. Previously, these distributions were included in financing activities. Because the distributions represent the cash impact of transactions that enter into the determination of net income, the Company believes they are more appropriately classified as cash flows from operating activities, and recent guidance by the SEC supports this classification.
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USPI Announces Fourth Quarter and Year-End 2005 Results

February 21, 2006
UNITED SURGICAL PARTNERS
INTERNATIONAL, INC.
Key Operating Statistics

	Three Months Ended
	December 31,
			%
	2005	2004	Change
Same-facility statistics:(1)
United States (2)
Unconsolidated facilities cases	52,132	49,576	5.2%
Consolidated facilities cases	50,962	52,208	(2.4)%

Total facility cases	103,094	101,784	1.3%

Unconsolidated net revenue/case	$2,160	$2,083	3.7%
Consolidated net revenue/case	1,652	1,531	7.9%

Total net revenue/case	$1,909	$1,800	6.1%

Unconsolidated net revenue (in 000s)	$112,609	$103,256	9.1%
Consolidated net revenue (in 000s)	84,195	79,909	5.4%

Total net revenue (in 000s)	$196,804	$183,165	7.4%

Facility operating income margin (3)	28.1%	30.1%	(200)bps

United Kingdom
Adjusted admissions	4,681	4,905	(4.6)%
Net revenue/adjusted admission	$4,545	$4,380	3.8%
Net revenue (in 000s)	$21,275	$21,484	(1.0)%
Net revenue/adjusted admission (at constant currency translation rates)	$4,545	$4,123	10.2%

Facility operating income margin (3)	23.0%	23.2%	(20)bps

Consolidated U.S. facility statistics:

Total cases (4)	53,797	51,021	5.4%

Same-facility cases (without acquisitions) (4) (5)	50,127	51,021	(1.8)%

Other:

Total revenues under management (in 000s)	$240,213	$206,513	16.3%

Total consolidated facilities	42	42

(1)	Excludes facilities in their first year of operations. Except where noted, includes facilities accounted for under the equity method as well as consolidated facilities.

(2)	Statistics are included in both periods for current year acquisitions.

(3)	Calculated as operating income divided by net revenue.

(4)	Adjusted by 430 cases in 2004 for centers that had ownership changes after the fourth quarter of 2004 that affected their consolidation treatment.

(5)	Excludes acquired facilities during the first year of ownership.
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